Exhibit 99.1

ORION GROUP HOLDINGS, INC. REPORTS FOURTH QUARTER AND

FULL YEAR 2020 RESULTS

Houston, Texas, Wednesday, February 24, 2021 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported net income of $3.7 million ($0.12 diluted earnings per share) for the fourth quarter ended December 31, 2020.  Fourth quarter highlights are discussed below. For full year results please refer to the financial statements starting on page 7.

Fourth Quarter 2020 Highlights

●Operating income was $5.1 million for the fourth quarter of 2020 compared to operating income of $2.7 million for the fourth quarter of 2019.

●Net income was $3.7 million ($0.12 diluted earnings per share) for the fourth quarter of 2020 compared to net income of $0.2 million ($0.01 diluted earnings per share) for the fourth quarter of 2019.

●The fourth quarter 2020 net income included $0.6 million ($0.02 earnings per diluted share) of non-recurring items and $0.7 million ($0.02 earnings per diluted share) of tax benefit associated with the movement of certain valuation allowances. Fourth quarter 2020 adjusted net income was $3.5 million ($0.12 diluted earnings per share).  (Please see page 9 of this release for a reconciliation of adjusted net income).

●EBITDA, adjusted to exclude the impact of the aforementioned non-recurring items, was $12.6 million in the fourth quarter of 2020, which compares to adjusted EBITDA of $11.5 million for the fourth quarter of 2019. (Please see page 10 of this release for an explanation of EBITDA, adjusted EBITDA and a reconciliation to the nearest GAAP measure).

●Backlog at the end of the fourth quarter was $439.5 million on a fourth quarter book-to-bill of 1.06x.

“We delivered strong growth in profitability and cash flow for the full year 2020,” stated Mark Stauffer, Orion’s Chief Executive Officer.  “Despite the headwinds to the U.S. economy and our business resulting from the COVID-19 pandemic, our adjusted EBITDA increased more than 35% over 2019 and we improved our adjusted EBITDA margin by 210 basis points. This was the direct result of the commitment and resolve of our employees, coupled with the benefits of our Invest, Scale and Grow program, which we initiated in 2019.”

“Fourth quarter results were in-line with our expectations.  Gross profit improved year over year in both dollars and margin, with gross profit margin improving by 320 basis points. The improvement was driven by production efficiency gains at the project level in both segments. Consolidated adjusted EBITDA for the fourth quarter also increased by 9.2% year over year.  Our team’s focus remains on continued performance efficiency despite any macroeconomic challenges. We view our ability to generate improved profitability in a difficult market as a testament to Orion’s processes, procedures, and focus on bottom line results.  We believe that this profitability improvement will be sustainable and scalable moving forward as bidding opportunities begin to normalize.”

“While bidding opportunities have been affected in some of our end markets, we still see bidding activity in both of our segments, largely driven by end markets that are continuing operations through the COVID-19 pandemic.  As we have said previously, our efforts are focused on targeting the end markets in which we expect to have the best opportunities and on projects that we expect to be the most profitable projects.  One of the key strengths of our Company is the wide array of potential users of our broad range of services, enabling us to pursue the most attractive bid opportunities in the end markets that are providing opportunities at any given point in time.  This strategy has served us well and we believe it will continue to do so.”

“We continue to be confident in our ability to profitably execute our projects in backlog, and in our ability to maintain and grow our backlog level by targeting and winning new bid opportunities.  We believe chances for a new infrastructure bill have improved, and if enacted, will be a further catalyst for continued strength in our end-market opportunities. We continue to focus on our liquidity position, which remains strong and provides us with more than sufficient financial flexibility to continue to pursue new awards and execute on existing projects in backlog.  Our diverse end markets, broad range of construction capabilities and assets, and our highly experienced and professional personnel make us confident in our ability to deliver increasing levels of profitability and free cash flow, particularly in a post-pandemic environment.”

Consolidated Results for Fourth Quarter 2020 Compared to Fourth Quarter 2019

●	Contract revenues were $170.2 million, down 14.8% as compared to $199.8 million. The decrease was primarily driven by the timing of projects for the marine and concrete segments.

●	Gross profit was $21.7 million, as compared to $19.1 million. Gross profit margin was 12.8%, as compared to 9.6%. The increase in gross profit dollars and percentage was primarily driven by production efficiency gains in both segments.

●	Selling, General, and Administrative expenses were $17.4 million, as compared to $16.3 million. As a percentage of total contract revenues, SG&A expenses increased to 10.2% from 8.2%. The increase in SG&A dollars was primarily attributable to the increased accrual of the annual incentive compensation plan during the current year period as compared to the prior year period.

●	Operating income was $5.1 million as compared to $2.7 million. The operating income in the fourth quarter of 2020 reflects the aforementioned factors that improved gross profit.

●	EBITDA was $11.7 million, representing a 6.9% EBITDA margin, as compared to EBITDA of $10.0 million, or a 5.0% EBITDA margin. When adjusted for non-recurring items, adjusted EBITDA for the fourth quarter of 2020 was $12.6 million, representing a 7.4% EBITDA margin.

(Please see page 10 of this release for an explanation of EBITDA, Adjusted EBITDA and a reconciliation to the nearest GAAP measure).

Backlog

Backlog of work under contract as of December 31, 2020 was $439.5 million, which compares with backlog under contract at December 31, 2019 of $558.5 million. The fourth quarter 2020 ending backlog was comprised of $202.6 million for the marine segment, and $236.9 million for the concrete segment. At the end of 2020, the Company had approximately $1.6 billion worth of bids outstanding, including approximately $96 million on which it is the apparent low bidder or has been awarded contracts subsequent to the end of the fourth quarter of 2020, of which approximately $46 million pertains to the marine segment and approximately $50 million to the concrete segment.

“During the fourth quarter, we bid on approximately $954 million of work and were successful on approximately $181 million of these bids,” stated Robert Tabb, Orion Group Holding's Vice President and Chief Financial Officer.  “This resulted in a 1.06 times book-to-bill ratio and a win rate of 19.0%. In the marine segment, we bid on approximately $254 million during the fourth quarter 2020 and were successful on approximately $59 million, representing a win rate of 23.1% and a book-to-bill ratio of 0.60 times. In the concrete segment we bid on approximately $700 million of work and were awarded approximately $122 million, representing a win rate of 17.5% and a book-to-bill ratio of 1.69 times."

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete. The Company cannot guarantee that the revenue implied by its backlog will be realized, or, if realized, will result in earnings.  Backlog can fluctuate from period to period due to the timing and execution of contracts.  Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the fourth quarter 2020 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, February 25, 2021. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com. To participate in the call, please dial (201) 493-6739 and ask for the Orion Group Holdings Conference Call.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Its concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income,” “adjusted earnings per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable GAAP financial information. Investors are urged to consider these non-GAAP measures in addition to and not in substitute for measures prepared in accordance with GAAP.

Adjusted net income and adjusted earnings per share are not an alternative to net income or earnings per share. Adjusted net income and adjusted earnings per share exclude certain items that management believes impairs a meaningful comparison of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other companies. Generally, items excluded, are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes impairs a meaningful comparison of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints, the effects of the ongoing COVID-19 pandemic, and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on February 28, 2020, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Orion Group Holdings Inc.		The Equity Group Inc.
Francis Okoniewski, VP Investor Relations		Fred Buonocore, CFA (212) 836-9607
(346) 616-4138		Mike Gaudreau (212) 836-9620
www.oriongroupholdingsinc.com

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2019	2020	2019
Contract revenues	170,176	199,793	709,942	708,390
Costs of contract revenues	148,476	180,704	625,239	644,349
Gross profit	21,700	19,089	84,703	64,041
Selling, general and administrative expenses	17,440	16,335	65,091	61,012
Amortization of intangible assets	518	660	2,070	2,640
Gain on disposal of assets, net	(1,310)	(607)	(9,044)	(1,804)
Operating income	5,052	2,701	26,586	2,193
Other (expense) income:
Other income	96	197	347	771
Interest income	32	36	183	353
Interest expense	(1,198)	(1,827)	(4,920)	(6,808)
Other expense, net	(1,070)	(1,594)	(4,390)	(5,684)
Income (loss) before income taxes	3,982	1,107	22,196	(3,491)
Income tax expense	316	948	1,976	1,868
Net income (loss)	$3,666	$159	$20,220	$(5,359)

Basic earnings (loss) per share	$0.12	$0.01	$0.67	$(0.18)
Diluted earnings (loss) per share	$0.12	$0.01	$0.67	$(0.18)
Shares used to compute income (loss) per share:
Basic	30,426,454	29,562,635	30,122,362	29,322,054
Diluted	30,427,940	29,574,145	30,122,362	29,322,054

Orion Group Holdings, Inc. and Subsidiaries

Selected Results of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended December 31,
	2020		2019
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$58,669	60.1%	$77,349	69.5%
Private sector	38,955	39.9%	33,875	30.5%
Marine segment total	$97,624	100.0%	$111,224	100.0%
Concrete segment
Public sector	$4,995	6.9%	$8,624	9.7%
Private sector	67,557	93.1%	79,945	90.3%
Concrete segment total	$72,552	100.0%	$88,569	100.0%
Total	$170,176		$199,793

Operating income
Marine segment	$4,492	4.6%	$2,641	2.4%
Concrete segment	560	0.8%	60	0.1%
Total	$5,052		$2,701

	Twelve months ended December 31,
	2020		2019
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$240,353	61.9%	$258,039	69.9%
Private sector	147,820	38.1%	111,099	30.1%
Marine segment total	$388,173	100.0%	$369,138	100.0%
Concrete segment
Public sector	$41,853	13.0%	$49,175	14.5%
Private sector	279,916	87.0%	290,077	85.5%
Concrete segment total	$321,769	100.0%	$339,252	100.0%
Total	$709,942		$708,390

Operating income
Marine segment	$16,935	4.4%	$1,057	0.3%
Concrete segment	9,651	3.0%	1,136	0.3%
Total	$26,586		$2,193

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income (loss)	$3,666	$159	$20,220	$(5,359)
One-time charges and the tax effects:
ERP implementation	692	—	1,488	—
ISG initiative	—	919	369	4,781
Severance	55	162	175	645
Unamortized debt issuance costs on debt extinguishment	—	—	—	399
Insurance recovery on disposal, net	—	—	(2,859)	—
Recovery on disputed receivable	—	—	(898)	—
Tax rate of 23% applied to one-time charges (1)	(172)	(250)	397	(1,340)
Total one-time charges and the tax effects	575	831	(1,328)	4,485
Federal and state tax valuation allowances	(722)	465	(4,584)	916
Adjusted net income	$3,519	$1,455	$14,308	$42
Adjusted EPS	$0.12	$0.05	$0.47	$—

(1)	Items are taxed discretely using the Company's blended tax rate.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income (loss)	$3,666	$159	$20,220	$(5,359)
Income tax expense	316	948	1,976	1,868
Interest expense, net	1,166	1,791	4,737	6,455
Depreciation and amortization	6,555	7,065	27,217	28,407
EBITDA (1)	11,703	9,963	54,150	31,371
Stock-based compensation	111	461	1,998	2,753
ERP implementation	692	—	1,488	—
ISG initiative	—	919	369	4,781
Severance	55	162	175	645
Insurance recovery on disposal, net	—	—	(2,859)	—
Recovery on disputed receivable	—	—	(898)	—
Adjusted EBITDA(2)	$12,561	$11,505	$54,423	$39,550
Operating income margin (3)	3.0%	1.5%	3.8%	0.4%
Impact of depreciation and amortization	3.9%	3.5%	3.8%	4.0%
Impact of stock-based compensation	0.1%	0.2%	0.3%	0.4%
Impact of ERP implementation	0.4%	—%	0.2%	—%
Impact of ISG initiative	—%	0.5%	0.1%	0.7%
Impact of severance	—%	0.1%	—%	0.1%
Impact of insurance recovery on disposal, net	—%	—%	(0.4)%	—%
Impact of recovery on disputed receivable	—%	—%	(0.1)%	—%
Adjusted EBITDA margin(2)	7.4%	5.8%	7.7%	5.6%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, the ISG initiative, severance, insurance recovery on disposal, net, and recovery on disputed accounts receivable. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

(3)	Operating income margin is calculated by dividing operating income plus other income (expense), net by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	December 31,		December 31,
	2020	2019	2020	2019
Operating income	4,492	2,641	560	60
Other income (expense), net (1)	3,836	3,214	(3,739)	(3,018)
Depreciation and amortization	4,306	4,914	2,248	2,152
EBITDA (2)	12,634	10,769	(931)	(806)
Stock-based compensation	74	406	37	55
ERP implementation	378	—	314	—
ISG initiative	—	781	—	138
Severance	55	126	—	36
Adjusted EBITDA(3)	$13,141	$12,082	$(580)	$(577)
Operating income margin (4)	8.5%	5.3%	(4.3)%	(3.3)%
Impact of depreciation and amortization	4.4%	4.4%	3.1%	2.4%
Impact of stock-based compensation	0.1%	0.4%	—%	—%
Impact of ERP implementation	0.4%	—%	0.4%	—%
Impact of ISG initiative	—%	0.7%	—%	0.2%
Impact of severance	0.1%	0.1%	—%	—%
Adjusted EBITDA margin (3)	13.5%	10.9%	(0.8)%	(0.7)%

	Marine		Concrete
	Year ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
Operating income	16,935	1,057	9,651	1,136
Other income (expense), net (1)	13,225	11,976	(12,877)	(11,206)
Depreciation and amortization	18,369	19,889	8,847	8,519
EBITDA (2)	48,529	32,922	5,621	(1,551)
Stock-based compensation	1,841	2,470	157	283
ERP implementation	795	—	693	—
ISG initiative	190	2,491	179	2,290
Severance	81	609	94	36
Insurance recovery on disposal, net	(2,859)	—	—	—
Recovery on disputed receivable	(898)	—	—	—
Adjusted EBITDA(3)	$47,679	$38,492	$6,744	$1,058
Operating income margin (4)	7.8%	3.5%	(0.9)%	(3.0)%
Impact of depreciation and amortization	4.7%	5.4%	2.7%	2.5%
Impact of stock-based compensation	0.5%	0.6%	—%	0.1%
Impact of ERP implementation	0.2%	—%	0.2%	—%
Impact of ISG initiative	—%	0.7%	0.1%	0.7%
Impact of severance	—%	0.2%	—%	—%
Impact of insurance recovery on disposal, net	(0.7)%	—%	—%	—%
Impact of recovery on disputed receivable	(0.2)%	—%	—%	—%
Adjusted EBITDA margin (3)	12.3%	10.4%	2.1%	0.3%

(1)	Primarily consists of corporate overhead costs recorded to the marine segment as part of operating income(loss) and allocated from the marine segment to the concrete segment in other income (expense) line. Allocated amounts net to zero on a consolidated basis.

(2)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(3)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, the ISG initiative, severance, insurance recovery on disposal, net, and recovery on disputed accounts receivable. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

(4)	Operating income margin is calculated by dividing operating income plus other income (expense), net by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows Summary

(In Thousands)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income (loss)	$3,666	$159	$20,220	$(5,359)
Adjustments to remove non-cash and non-operating items	7,005	8,120	26,338	35,457
Cash flow from net income after adjusting for non-cash and non-operating items	10,671	8,279	46,558	30,098
Change in operating assets and liabilities (working capital)	(3,015)	(7,098)	(526)	(30,814)
Cash flows provided by (used in) operating activities	$7,656	$1,181	$46,032	$(716)
Cash flows used in investing activities	$(932)	$(3,683)	$(3,129)	$(13,331)
Cash flows (used in) provided by financing activities	$(7,867)	$2,238	$(42,400)	$6,449

Capital expenditures (included in investing activities above)	$(5,250)	$(4,164)	$(14,694)	$(17,199)

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows

(In Thousands)

(Unaudited)

	Year ended December 31,
	2020	2019
Cash flows from operating activities
Net income (loss)	$20,220	$(5,359)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	23,893	26,096
Amortization of ROU operating leases	5,874	5,177
Amortization of ROU finance leases	3,324	2,312
Write-off of debt issuance costs upon debt modification	—	399
Amortization of deferred debt issuance costs	763	453
Deferred income taxes	17	71
Stock-based compensation	1,998	2,753
Gain on disposal of assets, net	(6,185)	(1,804)
Gain on involuntary disposition of assets, net	(2,859)	—
Allowance for credit losses	(487)	—
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	23,587	(51,709)
Income tax receivable	543	(495)
Inventory	148	503
Prepaid expenses and other	(1,070)	131
Costs and estimated earnings in excess of billings on uncompleted contracts	9,118	(32,172)
Accounts payable	(22,015)	28,894
Accrued liabilities	11,092	1,334
Operating lease liabilities	(5,399)	(5,843)
Income tax payable	(884)	1,523
Billings in excess of costs and estimated earnings on uncompleted contracts	(15,646)	27,020
Net cash provided by (used in) operating activities	46,032	(716)
Cash flows from investing activities:
Proceeds from sale of property and equipment	5,944	2,015
Purchase of property and equipment	(14,694)	(17,199)
Contributions to CSV life insurance	(99)	(721)
Insurance claim proceeds related to property and equipment	5,720	2,574
Net cash used in investing activities	(3,129)	(13,331)
Cash flows from financing activities:
Borrowings from Credit Facility	10,000	63,000
Payments made on borrowings from Credit Facility	(48,204)	(70,210)
Loan costs from Credit Facility	(389)	(1,680)
Payments of finance lease liabilities	(3,619)	(2,906)
Purchase of vested stock-based awards	(188)	—
Exercise of stock options	—	35
Net cash (used in) provided by financing activities	(42,400)	6,449
Net change in cash, cash equivalents and restricted cash	503	(7,598)
Cash, cash equivalents and restricted cash at beginning of period	1,086	8,684
Cash, cash equivalents and restricted cash at end of period	$1,589	$1,086

Orion Group Holdings, Inc. and Subsidiaries

Condensed Balance Sheets

(In Thousands, Except Share and Per Share Information)

	December 31,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,589	128
Restricted cash	—	958
Accounts receivable:
Trade, net of allowance for credit losses of $411 and $2,600, respectively	96,369	116,540
Retainage	36,485	42,547
Income taxes receivable	419	962
Other current	59,492	2,680
Inventory	1,548	1,114
Costs and estimated earnings in excess of billings on uncompleted contracts	32,271	41,389
Prepaid expenses and other	7,229	5,647
Total current assets	235,402	211,965
Property and equipment, net of depreciation	125,497	132,348
Operating lease right-of-use assets, net of amortization	18,874	17,997
Financing lease right-of-use assets, net of amortization	12,858	7,896
Inventory, non-current	6,455	7,037
Intangible assets, net of amortization	10,077	12,147
Deferred income tax asset	70	85
Other non-current	4,956	5,369
Total assets	$414,189	$394,844
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$4,344	$3,668
Accounts payable:
Trade	48,252	70,421
Retainage	716	562
Accrued liabilities	84,637	16,966
Income taxes payable	639	1,523
Billings in excess of costs and estimated earnings on uncompleted contracts	33,135	48,781
Current portion of operating lease liabilities	4,989	5,043
Current portion of financing lease liabilities	3,901	2,788
Total current liabilities	180,613	149,752
Long-term debt, net of debt issuance costs	29,523	68,029
Operating lease liabilities	14,537	13,596
Financing lease liabilities	8,376	3,760
Other long-term liabilities	19,837	20,436
Deferred income tax liability	207	205
Interest rate swap liability	1,602	1,045
Total liabilities	254,695	256,823
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 31,171,804 and 30,303,395 issued; 30,460,573 and 29,592,164 outstanding at December 31, 2020 and December 31, 2019, respectively	312	303
Treasury stock, 711,231 shares, at cost, as of December 31, 2020 and December 31, 2019, respectively	(6,540)	(6,540)
Accumulated other comprehensive loss	(1,602)	(1,045)
Additional paid-in capital	184,324	182,523
Retained loss	(17,000)	(37,220)
Total stockholders’ equity	159,494	138,021
Total liabilities and stockholders’ equity	$414,189	$394,844